                                                                EXHIBIT 99(a)(1)


                           OFFER TO PURCHASE FOR CASH

               ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            SMARTFLEX SYSTEMS, INC.
                                       AT

                              $10.50 NET PER SHARE
                                       BY

                             SSI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                     SATURN ELECTRONICS & ENGINEERING, INC.
--------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 11, 1999,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 6, 1999 AMONG SATURN ELECTRONICS & ENGINEERING, INC. (THE "PARENT"), SSI ACQUISITION CORP. (THE "PURCHASER") AND SMARTFLEX SYSTEMS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER REFERRED TO HEREIN, UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN).

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES AND RIGHTS TO ACQUIRE SHARES AT THE TIME OF ACCEPTANCE FOR PAYMENT. SEE SECTIONS 1 AND 15 BELOW FOR ADDITIONAL TERMS AND CONDITIONS OF THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to Georgeson Shareholder Communications Inc., who is acting as the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                 GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO

July 14, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
INTRODUCTION................................................      1
THE TENDER OFFER............................................      3
 1. Terms of the Offer......................................      3
 2. Procedure for Tendering Shares..........................      4
 3. Withdrawal Rights.......................................      7
 4. Acceptance for Payment and Payment......................      7
 5. Certain Federal Income Tax Consequences.................      8
 6. Price Range of the Shares; Dividends on the Shares......     10
 7. Effect of the Offer on the Market for the Shares; Stock
    Quotation; Exchange Act Registration; Margin
    Regulations.............................................     10
 8. Certain Information Concerning the Company..............     12
 9. Certain Information Concerning the Purchaser and the
  Parent....................................................     13
10. Source and Amount of Funds..............................     14
11. Contacts with the Company; Background of the Offer......     14
12. The Merger Agreement and the Stockholder Agreements.....     15
13. Purpose of the Offer; Plans for the Company.............     24
14. Dividends and Distributions.............................     24
15. Certain Conditions of the Offer.........................     24
16. Certain Legal Matters...................................     25
17. Fees and Expenses.......................................     27
18. Miscellaneous...........................................     27
SCHEDULE I--Directors and Executive Officers of the
  Purchaser and the Parent..................................     29

To the Holders of Common Stock of Smartflex Systems, Inc.:

                                  INTRODUCTION

     SSI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Saturn Electronics & Engineering, Inc., a Michigan corporation (the "Parent"), hereby offers to purchase all issued and outstanding shares of common stock, $.0025 par value (the "Shares"), of Smartflex Systems, Inc., a Delaware corporation (the "Company"), at $10.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders whose Shares are registered in their own name and who tender Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Purchaser or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay the fees and expenses of BankBoston, N.A., which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as Information Agent (the "Information Agent"), in connection with the Offer. See Section 17.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES AND RIGHTS TO ACQUIRE SHARES AT THE TIME OF ACCEPTANCE FOR PAYMENT (THE "MINIMUM CONDITION").

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER REFERRED TO HEREIN, UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 6, 1999 (the "Merger Agreement") among the Parent, the Purchaser and the Company. Following the satisfaction or waiver of certain conditions, including approval by stockholders of the Company, if such approval is required by applicable law, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of the Parent (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by the Company or by the Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of the Parent or the Company, or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

     In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law ("DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser is required to effect the Merger without prior notice to, or any action by, any other stockholder of the Company, promptly after its acceptance for payment of Shares tendered into the Offer. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate without the prior written consent of the Company. If immediately after the expiration of the Offer at least a majority but less than 90% of the outstanding Shares on a fully-diluted basis have been tendered in the Offer and not withdrawn, then the parties have agreed that the Purchaser will purchase all Shares tendered pursuant to the Offer and the Company will promptly convene a special meeting of the stockholders of the Company for the purpose of considering the Merger and taking action on the Merger Agreement and the transactions contemplated thereby (the "Transactions"). The Company has agreed, as soon as practicable after the consummation of the Offer, to file a proxy statement relating to the Merger with the Securities and Exchange Commission (the "Commission"). See Section 12.

     The Purchaser and the Parent have entered into Stock Tender and Voting Agreements each dated as of July 6, 1999 (the "Stockholder Agreements") with certain stockholders of the Company (the "Stockholders"), including all of its directors and executive officers, who own 299,933 outstanding Shares in the aggregate on the date of the Merger Agreement, representing approximately 5% of the outstanding Shares. Under the Stockholder Agreements, each Stockholder agreed, among other things, to validly tender the Shares beneficially owned by it, as well as any Shares subsequently acquired by it. In addition, each Stockholder agreed to vote its Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and agreed to vote against (a) any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement and (b) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer. Each Stockholder also agreed, without limiting the foregoing, to consult with the Parent and vote all Shares beneficially owned by it in such manner as is determined by the Parent to be in compliance with the provisions of the Stockholder Agreements. The Stockholder Agreements are more fully described in Section 12. Pursuant to the Stockholder Agreements, each Stockholder has delivered to the Parent, contemporaneously with the execution of its Stockholder Agreement, an irrevocable proxy (each an "Irrevocable Proxy") pursuant to which each Stockholder irrevocably appointed Wallace K. Tsuha, Jr., Jereen G. Trudell and the Parent, as its proxies and attorneys-in-fact to exercise the proxy to vote the Shares in the foregoing manner at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time.

     SG Cowen Securities Corporation ("Cowen"), investment banker to the Company, has delivered to the Board of Directors of the Company its written opinion dated July 6, 1999 that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by the stockholders of the Company (other than the Purchaser and its affiliates) in the Offer and the Merger is fair to such stockholders from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith.

     The Company has represented and warranted to the Purchaser that, as of July 6, 1999, there were 6,493,994 Shares issued and outstanding, and 994,502 Shares reserved for issuance upon exercise of outstanding options to purchase Shares granted under the Company Stock Option Plans (as defined in the Merger Agreement) or otherwise (the "Company Stock Options"). As provided in the Merger Agreement, all outstanding Company Stock Options on the effective date of the Merger will become fully vested and will be cancelled. The holders of such Company Stock Options will be entitled to receive from the Company a cash payment equal to the product of (i) the number of Shares previously subject to such option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option.

     As of July 6, 1999, the Minimum Condition would be satisfied if the Purchaser acquired 3,744,249 Shares.

     The Merger Agreement and the Stockholder Agreements are more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay, as promptly as practicable after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, August 11, 1999, unless and until (i) the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), or (ii) the Purchaser and the Company, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, or by the Purchaser and the Company, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 15. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated), subject to the terms of the Merger Agreement, to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares tendered during the period or periods for which the Offer is extended.

     Subject to the Merger Agreement, including the restrictions discussed below, and the applicable rules and regulations of the Commission, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 15 have occurred or been determined by the Purchaser to have occurred, to (a) subject to the limitation described below, extend the period of time during which the Offer is open, and thereby delay acceptance for payment of any Shares, by giving oral or written notice of such extension and delay to the Depositary or (b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 3. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. In the Merger Agreement, the Parent, the Purchaser and the Company have agreed that the Purchaser may extend the Offer for one or more periods not to exceed 30 days in the aggregate without the prior written consent of the Company. In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the express written consent of the Company, (i) reduce the maximum number of Shares subject to the Offer, (ii) reduce the Offer Price or change or waive the Minimum Condition, (iii) add to or modify the conditions set forth in Section 15, (iv) extend the Offer, except as provided above, or (v) change the form of consideration payable in the Offer.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 15. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than the earlier of (i) 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or (ii) the first opening of the Nasdaq National Market of the Nasdaq Stock Market ("Nasdaq") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Offer is extended, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination of such information to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 15. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

           (i)  such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day," for purposes of the preceding sentence, is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2),
(ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date hereof. All such proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 10, 1999.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay, as promptly as practicable after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Any determination concerning the satisfaction of such terms and conditions will be within the discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 15. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, the certificates for such Shares will be returned, and if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent, in each case without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Parent, or to one or more direct or indirect wholly owned subsidiaries of the Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. Generally, for federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or converted pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or converted pursuant to the Merger).

     In general, cash received in respect of Dissenting Shares, if any, will result in the recognition of capital gain or loss to the beneficial owner of such Shares. Any such beneficial owner should consult such owner's tax advisor in that regard.

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a tendering individual stockholder will generally be taxed at a maximum federal income tax rate of 20%. The ability to deduct capital losses is subject to limitations.

     A stockholder (other than certain exempt stockholders including, among others, all corporations) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES, SUCH AS PERSONS WHO HOLD THEIR SHARES AS A HEDGE OR AS PART OF A HEDGING, STRADDLE, CONVERSION OR OTHER RISK REDUCTION TRANSACTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded on Nasdaq and prices reflecting such trading are published by the National Association of Securities Dealers, Inc. under the symbol "SFLX." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported in publicly available sources for the periods indicated.


                                                                  SALES PRICE
                                                                ----------------
                                                                 HIGH      LOW
                                                                ------    ------
1997
First Quarter...............................................    $18.00    $10.25
Second Quarter..............................................     15.25      9.25
Third Quarter...............................................     12.25      9.50
Fourth Quarter..............................................     12.00      8.75
1998
First Quarter...............................................     11.63      8.00
Second Quarter..............................................     12.25      5.75
Third Quarter...............................................     12.00      5.63
Fourth Quarter..............................................      9.00      5.50
1999
First Quarter...............................................      8.25      3.38
Second Quarter (through July 13, 1999)......................      9.94      2.50



     On July 1, 1999, the last full day of trading before the Company publicly announced that it had engaged an investment banker in connection with the potential sale of the Company, the reported closing sale price of the Shares on the Nasdaq National Market was $4 3/4 per Share. On July 13, 1999, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market was $9.94 per Share.


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Since its inception, the Company has not declared or paid any dividends on shares of its capital stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Market for the Common Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that (i) there be at least 750,000 publicly held shares, (ii) the publicly held shares have a market value of at least $5 million, (iii) the issuer have net tangible assets of at least $4 million, (iv) there be at least 400 stockholders of round lots, (v) the minimum bid price per share be at least $1.00 and (vi) there be at least two registered and active market makers. The second maintenance standard requires that (i) the issuer have either (A) a market capitalization of at least $50 million or (B) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (ii) there be at least 1,100,000 shares publicly held, (iii) the publicly held shares have a market value of at least $15 million, (iv) the minimum bid price per share be at least $5.00, (v) there be at least 400 stockholders of round lots and (vi) there be at least four registered and active market makers.

     If these standards for continued designation for the Nasdaq National Market are not met, the Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that (i) there be at least 300 round lot holders, (ii) there be at least 500,000 publicly held shares, (iii) the publicly held shares have a market value of at least $1 million, (iv) there be at least two registered and active market makers, of which one may be entering stabilizing bids and (v) the issuer have either (A) net tangible assets of at least $2 million, (B) market capitalization of at least $35 million or (C) net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for the purpose of determining whether either of the Nasdaq listing criteria were met. According to the Company, as of July 6, 1999, there were approximately 83 holders of record of Shares and 6,493,994 Shares outstanding.

     If the purchase of Shares pursuant to the Offer causes the Shares to no longer meet the requirements for continued inclusion in the Nasdaq National Market or the Nasdaq SmallCap Market as a result of a reduction in the number or market value of publicly held Shares or the number of round lot holders or otherwise, as the case may be, the market for Shares could be adversely affected. It is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations, however, would depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 500 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then trading of the Shares will cease to be reported on Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The Company is a Delaware corporation with its principal executive offices at 14312 Franklin Avenue, Tustin, California 92781, telephone no. (714) 838-8737. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Annual Report"), the Company is a technology leader in electronics manufacturing services, providing a diverse range of services to customers to achieve their product realization needs. These services include product, Application Specific Integrated Circuits, software and Radio Frequency design; modeling, and package/enclosure management; and the precision assembly of comprehensive advanced interconnect solutions, utilizing precision surface mount and Direct-Chip-Attach technologies. Prototype through high volume manufacturing of electronic circuit board and box build services is provided through nine facilities worldwide for customers in the Americas, Europe and Asia. The Company believes it is a leading supplier of advanced surface mount technology, Chip-On-Flex, and Flip-Chip-On-Flex assemblies to the hard disk drive ("HDD") and non-HDD markets.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company excerpted or derived from the information contained in the Annual Report, as well as from the information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which are incorporated herein by reference. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                            SMARTFLEX SYSTEMS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                   THREE MONTHS
                                                 ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                                ------------------    --------------------------------
                                                 1999       1998        1998        1997        1996
                                                -------    -------    --------    --------    --------
                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues................................    $23,152    $37,005    $107,601    $133,347    $146,100
Operating income (loss).....................        316        263         967      (6,795)     10,446
Net income (loss)...........................     (4,854)       828       1,516      (4,129)      7,157

                                                                AT MARCH 31,     AT DECEMBER 31,
                                                                ------------    ------------------
                                                                    1999         1998       1997
                                                                ------------    -------    -------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital.............................................      $25,415       $32,719    $33,640
Total assets................................................       86,365        72,291     81,906
Long-Term obligations.......................................       15,341         5,526      1,689
Total stockholders' equity..................................       46,166        51,019     49,089

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago,

Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission. Such information should also be on file at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Company Information. The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of the Parent, was organized in June 1999 to facilitate the Parent's acquisition of control of, and the entire equity interest in, the Company upon the successful completion of the Merger. The principal offices of the Purchaser are located at 255 Rex Boulevard, Auburn Hills, Michigan 48326, telephone no. (248) 853-5724. All outstanding shares of capital stock of the Purchaser are owned by the Parent. The Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incidental to its formation and capitalization, its execution of the Merger Agreement and preparation of the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     The Parent, a Michigan corporation, has its principal office located at 255 Rex Boulevard, Auburn Hills, Michigan 48326, telephone no. (248) 853-5724. The Parent is a privately-held company providing electronic, electromechanical and electrical systems for automotive and nonautomotive applications.

     Neither the Parent, nor the Purchaser are subject to the reporting requirements of the Exchange Act and, therefore, they do not file reports or other information with the Commission relating to their business, financial condition or other matters.

     Except as described in this Offer to Purchase, neither the Parent nor the Purchaser (together, the "Purchasing Entities") nor, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I (or any associate or majority owned subsidiary of the Purchasing Entities or any of the persons so listed), beneficially owns any equity security of the Company, and none of the Purchasing Entities or, to the best knowledge of the Purchasing Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. Wallace K. Tsuha, Jr., President, Chief Executive Officer and Chairman of the Company, directly owns 1,500 Shares. Gene R. Smith, Jr., Executive Vice President, Business Management, of the Company, sold 1,000 Shares on May 24, 1999 for $3.58 per Share in a market transaction.

     Except as described in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Purchasing Entities, any of their respective subsidiaries or, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of the Purchasing Entities or, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, none of the Purchasing Entities or, to the best knowledge of the Purchasing Entities, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party
to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each of the directors and executive officers of the Purchaser and the Parent are set forth in Schedule I.

10.  SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangement. The Parent estimates that the total amount of funds required by the Purchaser to acquire the tendered Shares pursuant to the Offer, to consummate the Merger under the Merger Agreement, to refinance any indebtedness of the Company which may become payable as a result of the Offer and the Merger, to pay holders of Company Stock Options in connection with the Offer and Merger and to pay estimated fees and expenses related to the Offer and the Merger will be approximately $73.5 million. The Purchaser expects to obtain all funds needed to consummate the Offer and the Merger from contributions from Parent. Parent expects to obtain funds for its distribution to the Purchaser pursuant to a Credit Agreement to be entered into in accordance with a financing commitment letter (the "Commitment Letter") dated July 2, 1999 from Comerica Bank, as administrative agent (the "Agent") for several lenders (the "Lenders"). Pursuant to the Commitment Letter, Comerica Bank has agreed to provide Parent a $125,000,000 secured revolving credit facility for general corporate purposes, including the acquisition of the stock of the Company, subject to customary fees.

     The Commitment Letter is subject to customary conditions. The credit facility will be guaranteed by all wholly-owned subsidiaries of Parent or all wholly-owned subsidiaries of Parent will be co-obligors of the credit facility, and will be secured by a security interest in substantially all tangible and intangible assets of Parent and its wholly-owned subsidiaries.

     The credit facility will have a maturity of three years from the date of closing of the Facility, and will bear interest, at the Parent's option, at (i) the higher of (A) Comerica Bank's prime rate or (B) the federal funds rate plus 100 basis points, plus the Applicable Margin (as defined in the Commitment Letter) or (ii) Comerica Bank's Eurodollar rate, plus the Applicable Margin.

     The Commitment Letter also includes an obligation on the part of the Company to indemnify the Lenders against certain liabilities. The foregoing summary of the Commitment Letter is qualified in its entirety by references to the text of the Commitment Letter, which is filed with the Commission as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Tender Offer Statement") filed by the Parent and the Purchaser.

     It is currently anticipated that the indebtedness incurred in connection with the Offer and the Merger will be repaid from current funds, and additional funds generated internally by the Parent and its subsidiaries after the Merger, and through other sources that may be available from time to time.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     In July 1997, the Parent inquired of the Company's management as to the Company's desire to conduct discussions concerning an acquisition by the Parent of the Company or other strategic initiative. Corporate marketing brochures and general product and service information of the Parent and the Company were exchanged. The Company's management indicated that it had no desire to enter into any such discussions at that time.

     During 1998, the Parent contacted the Company's executive management several times and reinforced the Parent's desire to explore strategic initiatives. The Company's management informed the Parent that it did not wish to consider a merger or sale, but that the Company would be willing to consider collaborating on a program if incremental value for the Company could be created. The Parent and the Company discussed the pursuit of a catalyst program, but no such program was ever pursued by them.

     In January 1999, the Parent again contacted the Company and expressed its desire to meet with the Company's management to explore areas of mutual benefit. The Company's executive management agreed to such a meeting. A mutual confidentiality agreement was signed by the parties on February 2, 1999 and amended on February 3, 1999.

     The initial meeting between the Parent and the Company's executive management was held on February 25, 1999. Financial and strategic information was exchanged and the Parent and the Company concluded that further discussions were warranted.

     In early March, 1999, the Parent's business development representative and representatives of the Company met to explore possible opportunities. The meeting was exploratory in nature and generally provided each party with a better understanding of the other's capabilities and expectations.

     In late March, the Parent received information from the Company's management that the Company's Board of Directors had instructed the Company's management to cease discussions with the Parent because prolonged discussions would be a management distraction and dilute management's efforts to improve the Company's operations.

     On April 22, 1999, the Parent sent the Company's Chief Executive Officer an unsolicited letter of interest to explore a possible combination of the Parent and the Company in a negotiated transaction. Shortly thereafter, the Company expressed its willingness to have a group of the Company's directors meet with representatives of the Parent so that the Parent could express its interest to that group.

     On May 18, 1999, representatives of the Parent met with two of the members of the Board of Directors of the Company and with the Company's legal counsel to review the Parent's proposal. The representatives of the Company indicated that the Company's Board of Directors would consider the Parent's proposal and inform the Parent as to whether the Company had any interest in pursuing it. The following week, the Company informed the Parent that it would engage an investment banking firm to explore and evaluate the Company's strategic alternatives. On June 11, the Parent received notice that a meeting could take place among the Parent, the Company's management and the Company's investment banker.

     On June 16, 1999, representatives of the Parent, the Company and the Company's advisors met. The Company reviewed its financial forecast and discussed management's confidence levels, customer program assumptions and comparable transactions. The Parent's executive emphasized that based on the information reviewed and the market comparables, a range of $8.00 to $10.00 per fully diluted Share appeared to be the appropriate valuation. The meeting adjourned with both sides agreeing that none of the representatives had the authority to negotiate an agreement, and that the matter should be resolved by the Parent's chief executive officer and the Company's lead Board of Directors representative.

     On June 21, 1999, the Parent sent the Company's Chairman a letter which indicated that a combination of the parties could be accomplished in which the Company's common shares would be valued at $9.00 per Share.

     On June 22, the Parent's Chief Executive Officer and the Company's lead Board representative agreed to continue to explore a business combination on the assumption that the price per Share would be in the range of $10.00 to $12.00. After their discussion, they verbally agreed to a price per Share of $10.50. Later on June 22, 1999, the Parent sent the Company's Chairman a letter confirming the price per Share of $10.50.

     From noon on June 28, 1999 through noon on July 1, 1999, representatives of the Parent and the Company met to conduct in-depth discussions concerning a merger, to commence negotiating a definitive agreement, and to commence due diligence.

     On July 1, 1999, the Parent's Board of Directors approved the acquisition of the Company for a price of $10.50 per Share.

12.  THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENTS

     The following is a summary of certain provisions of the Merger Agreement and the Stockholder Agreements. This summary is qualified in its entirety by reference to the Merger Agreement and the Stockholder Agreements which are incorporated by reference and copies of which have been filed with the

Commission as exhibits to the Tender Offer Statement. The Merger Agreement and the Stockholder Agreements may be examined and copies may be obtained at the places set forth in Section 8 of this Offer to Purchase under "Available Information."

     (A) THE MERGER AGREEMENT

     The Offer. The Merger Agreement provides that if none of the events set forth in Section 15 shall have occurred or is existing, the Purchaser will commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days after the date thereof. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the condition that at least a majority of the Company's outstanding shares (calculated on a fully diluted basis) be tendered and not withdrawn (the "Minimum Condition") and the other conditions set forth in Section 15. Pursuant to the Merger Agreement, the Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, no change may be made (i) which decreases the price per Share payable in the Offer or which changes or waives the Minimum Condition, (ii) which changes the form of consideration payable in the Offer,
(iii) which extends the period that the Offer is outstanding for one or more periods not to exceed 30 days in the aggregate, (iv) which reduces the maximum number of Shares to be purchased in the Offer or (v) which imposes conditions other than those set forth in Section 15.

     Company Action. The Merger Agreement provides that, subject to the conditions thereof, the Company has approved of and consented to the Offer. The Board of Directors of the Company, at a meeting duly called and held on July 6, 1999, has unanimously (i) determined that the Merger Agreement and the Stockholder Agreements, and the Transactions, including, without limitation, the Offer, the Merger and the tender of the Shares pursuant to the Stockholder Agreements, are fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted the Merger Agreement and the Stockholders Agreement, and the Transactions, including, without limitation, the Offer, the Merger and the tender of the Shares pursuant to the Stockholder Agreements,
(iii) taken all action to render the provisions of the Company's stockholder rights plan and of Section 203 of the DGCL inapplicable to the Offer, the Merger and the Stockholder Agreements, and (iv) recommended that the stockholders of the Company accept the Offer and approve and adopt the Merger Agreement and the Transactions, including, without limitation, the Merger.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation, and shall continue to be governed by the laws of the State of Delaware. The Merger Agreement provides that the Parent, the Purchaser and the Company shall use their reasonable best efforts to consummate the Merger as soon as practicable.

     Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by the Purchaser, the Parent or any direct or indirect wholly owned subsidiary of the Parent or the Company, which will be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto, or Shares that are owned by stockholders, if any, who are entitled to and who properly exercise dissenter's rights under the DGCL) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration, payable, without interest, to the holder of such Shares, upon surrender in accordance with the Merger Agreement, of the certificate that formerly evidenced such Shares. In addition, at the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.0025 par value, of the Surviving Corporation.

     The Merger Agreement provides that each outstanding option to purchase Shares granted under the Company Stock Option Plans (as defined in the Merger Agreement) or otherwise will be canceled at the Effective Time, and each holder of a canceled option (whether issued pursuant to a Company Stock Option Plan or otherwise) will be entitled to receive, at the Effective Time or as soon as practicable thereafter, from the Company, in consideration for the cancellation of such option, an amount in cash equal to the product of (i) the number of Shares previously subject to such option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option.

     The Merger Agreement provides that the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, and that the By-Laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation, in each case, until amended in accordance with applicable law. The Merger Agreement also provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Special Stockholders' Meeting. Immediately after the expiration of the Offer, subject to the conditions thereof, if at least a majority of the outstanding shares on a fully-diluted basis have been tendered in the Offer and not withdrawn, unless the Purchaser is able to conduct a "short-form" merger without stockholder approval under the DGCL, then the Purchaser will purchase all Shares tendered pursuant to the Offer and the Company will promptly, in accordance with applicable law and its Certificate of Incorporation and Bylaws,
(i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions (the "Special Stockholders' Meeting") and (ii) subject to certain provisions of the Merger Agreement, (a) include in the proxy statement to be prepared in connection with such meeting (the "Proxy Statement") the unanimous recommendation of the Board of Directors of the Company that the stockholders of the Company approve and adopt the Merger Agreement and the Transactions, including without limitation, the Merger and (b) use its best efforts to obtain such approval and adoption.

     Proxy Statement. The Merger Agreement provides that, as soon as practicable following the date of the consummation of the Offer, the Company will file the Proxy Statement with the Commission under the Exchange Act, unless not required under the applicable "short-form" merger provisions of the DGCL, and the Company will use its best efforts to have the Proxy Statement cleared by the Commission. The parties will cooperate with one another in this endeavor.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will, and will cause the Company's subsidiaries (the "Subsidiaries") and the officers, directors, employees, auditors and other agents of the Company and the Subsidiaries to, afford the officers, employees and agents of the Parent and the Purchaser access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, will instruct its independent auditors to make available its accountants' work papers to the officers, employees or agents of the Parent and the Purchaser, and will furnish the Parent and the Purchaser with all financial, operating and other data and information as the Parent or the Purchaser, through its officers, employees or agents, may reasonably request. All information obtained by the Parent or the Purchaser pursuant to the above sentence will be kept confidential in accordance with the amended Confidentiality Agreement between the Parent and the Company, a copy of which is filed with the Commission as an exhibit to the Tender Offer Statement.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other things, its organization and qualification, the Subsidiaries, capitalization, authority, required filings and consents, compliance with law, financial statements, the absence of certain changes or events concerning the Company or any of the Subsidiaries since December 31, 1998, the absence of litigation, employee benefit plans, labor matters, information in the Tender Offer Statement, this Offer to Purchase and such other documents, together with all supplements and amendments thereto (collectively, the "Offer Documents"), the Schedule 14D-9 and the Proxy Statement, real property matters, intellectual property matters, taxes, environmental matters, material contracts, brokers and counsel, Year 2000 compliance and certain other matters. The Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, their organization, authority, no conflicts, required filings and consents, financing for the Offer, information in the Offer Documents and the Proxy Statement, and brokers.

     Conduct of Business by the Company. Pursuant to the Merger Agreement, the Company has agreed that, from the date of the Merger Agreement to the Effective Time, unless the Parent shall otherwise agree in writing, the business of the Company and the Subsidiaries will be conducted only in, and the Company and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relationships.

     Pursuant to the Merger Agreement, neither the Company nor any Subsidiary will, from the date of the Merger Agreement to the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Parent: (i) amend its Certificate of Incorporation or Bylaws or equivalent organizational documents; (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (a) any shares of capital stock of any class of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 994,502 Shares issuable pursuant to stock options outstanding or any rights to purchase Shares under the Company's 1995 Employee Stock Purchase Plan in effect on the date of the Merger Agreement) or (b) any assets of the Company, any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
(v)(1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) another entity or any assets, (2) incur indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make loans or advances, except in the ordinary course of business consistent with past practice, but in no event shall there be more than $1,000,000 of indebtedness outstanding at one time in addition to the total amount of indebtedness outstanding as of the date of the Merger Agreement, (3) enter into any contract or agreement other than purchases of inventory in the ordinary course of business or contracts or agreements entered into in the ordinary course of business consistent with past practice and which require payments by the Company or the Subsidiaries in an aggregate amount of less than $100,000,
(4) terminate, cancel or permit any change in, or agree to any change in, any Material Contract (as defined in the Merger Agreement), except in the ordinary course of business consistent with past practice, (5) terminate, cancel or permit any change in, or agree to any change in, any Affiliate Contract, Broker Agreement or Attorney Engagement (as defined in the Merger Agreement), (6) authorize any single capital expenditure which is above specified dollar thresholds, or (7) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subparagraph (v); (vi) increase the compensation of, or grant any severance or termination pay to, directors, officers and employees (except for normal compensation increases consistent with past practice for employees who are not officers); (vii) change accounting policies or practices; (viii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;
(ix) pay, discharge or satisfy any claim, liability or obligation; or (x) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

     No Solicitation of Transactions. Pursuant to the Merger Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving the Company or any Subsidiary (each a "Competing Transaction") or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company and each of the Subsidiaries will cease and cause to be terminated any existing activities, discussions or negotiations by or on its behalf with any other person conducted prior to the execution of the Merger Agreement with respect to any Competing Transaction and will promptly notify the Parent following receipt of any request by any person relating to any possible Competing Transaction or information concerning the Company. The Company agreed that it will not disclose any of the terms of the Merger Agreement or the matters referred to therein to any other prospective acquiror of the Company until the Effective Time or earlier if the Merger Agreement is terminated in accordance with its terms, except to the extent such disclosure is required by law or the regulations of Nasdaq. Nothing contained in the Merger Agreement shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of the Merger Agreement) proposal involving a fully-financed (as represented by such person) Competing Transaction which is made in writing by such person and which, if consummated, would provide consideration per Share to the stockholders of the Company in excess of the Offer Price (a "Superior Proposal"), if, and only to the extent that, the Board of Directors of the Company determines in good faith, based upon the advice of the SG Cowen Securities Corporation and the written advice of its counsel, that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under the DGCL.

     Employee Benefits Matters. The Merger Agreement provides that for a period of one year from the Effective Time, the Parent shall, or shall cause the Company or the Surviving Corporation to, maintain the Plans (as defined in the Merger Agreement) (other than the Company Stock Option Plans and the Company's 1995 Employee Stock Purchase Plan and 1999 Key Employees Stock Ownership Plan) which the Company maintains for the benefit of, or which are open to, a majority of the employees of the Company on the terms in effect on the date of the Merger Agreement, or such other plans, arrangements or programs as will provide employees with benefits that in the aggregate are substantially equivalent to those provided under the Plans (other than the Company Stock Option Plans and the Company's 1995 Employee Stock Purchase Plan and 1999 Key Employees Stock Ownership Plan) as in effect on the date of the Merger Agreement. In addition, the Parent shall, or shall cause the Company or the Surviving Corporation to, assume and agree to perform certain agreements and policies in the same manner and to the same extent that the Company is required to perform such agreements and policies.

     Directors' and Officers' Indemnification and Insurance. The Merger Agreement provides that the Articles of Incorporation and Bylaws of the Surviving Corporation must contain provisions no less favorable with respect to indemnification than are set forth in the Bylaws of the Company and these provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     The Merger Agreement provides that the Company agrees, to the extent permitted by Delaware Law, to indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation agrees to indemnify and hold harmless, to the extent permitted by Delaware Law, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date of the Merger Agreement. In the event of such claim, action, suit, proceeding or investigation, (a) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (b) the Company and the

Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld); provided further that neither the Company nor the Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of the action; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

     The Merger Agreement provides that the Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance, which amount shall be increased by 5% for each year hereafter. The Merger Agreement requires that any successor corporation or assignee of the Company or the Surviving Corporation assume these insurance and indemnification obligations.

     Board Representation. The Merger Agreement provides that after the purchase by the Purchaser of Shares pursuant to the Offer, the Parent will be entitled to designate at its option up to that number of directors of the Company's Board of Directors as will make the Parent's representation on the Company's Board of Directors equal to the percentage of the outstanding Shares held by the Parent or any of its subsidiaries and the Company shall, at such time, increase the size of Board of Directors, or use its best efforts to secure the resignation of directors, or both, as necessary to permit the Parent's designees to be so elected to the Company's Board of Directors. However, in the event that the Parent's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least two directors who are Continuing Directors. "Continuing Directors" means directors of the Company on the date of the Merger Agreement. From and after the time that the Parent's designees constitute a majority of the Board and prior to the Effective Time, any amendment or termination of the Merger Agreement, any extension of time for the performance of the obligations of the Purchaser or the Parent, any waiver of rights of the Company under the Merger Agreement and certain other actions may only be effected by the action of a majority of the Continuing Directors.

     Waiver. The Merger Agreement provides that, at any time prior to the Effective Time, any party thereto may (i) extend the time for the performance of any obligation or other act of any other party thereto, (ii) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any agreement or condition contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Conditions to the Merger. The Merger Agreement provides that if the conditions set forth in Section 15 have been satisfied or, where permitted, waived, the respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Merger Agreement and the Transactions, including, without limitation, the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required by the DGCL); (ii) no foreign, United States or state governmental authority, agency or commission shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order which is then in effect and has the effect of making the acquisition of Shares by the Parent or the Purchaser or any affiliate of either of them or the consummation of the Merger illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions;
(iii) the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall only be applicable to the obligations of the Parent and the Purchaser if the Purchaser's failure to purchase such Shares is not in breach of the Merger Agreement or the terms of the Offer; and (iv) any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") shall have expired or been terminated, and consummation of the Merger shall not result in a violation of any applicable material foreign antitrust or competition law, rule or regulation.

     Termination. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company:

          (i) By mutual written consent duly authorized by the Boards of Directors of the Parent, the Purchaser and the Company; or

          (ii) By the Parent, the Purchaser or the Company if (a) the Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right to terminate the Merger Agreement under this section shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or
     (b) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) By the Parent, upon approval of its Board of Directors, if (a) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 15, the Purchaser shall have (1) failed to commence the Offer within 60 days following the date of the Merger Agreement, (2) terminated the Offer without having accepted any Shares for payment thereunder or (3) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer unless such action or inaction under (1), (2) or (3) shall have been caused by or resulted from the failure of the Parent or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by the Parent or the Purchaser of any representation or warranty of either of them contained in this Agreement or (b) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company or any committee thereof shall have publicly withdrawn or modified in a manner adverse to the Purchaser or the Parent or, after receipt of a proposal involving a Competing Transaction, upon the request of the Parent, shall not have, within four business days after receipt of the Parent's request, publicly reaffirmed its approval or recommendation of the Offer, the Merger Agreement, the Merger, the Stockholder Agreements or any other Transaction, or shall have recommended another merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving, or acquisition of, the Company or its assets, or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing; or

          (iv) By the Parent, upon approval of its Board of Directors, if the Company shall have materially breached its obligations discussed under "No Solicitation of Transactions" above; or

          (v) By the Company, upon approval of the Board of Directors of the Company, if Parent or Purchaser shall materially breach any of its obligations under the Merger Agreement and shall fail to cure such breach within ten days after written notice thereof from the Company or if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 15, the Purchaser shall have (a) failed to commence the Offer within 60 days following the date of the Merger Agreement, (b) terminated the Offer without having accepted any Shares for payment thereunder or (c) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer; unless such action or inaction under (a), (b) and (c) shall have been caused by or resulted from the failure of the Company to perform in any material respect any covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any representation or warranty of it contained in the Merger Agreement; or

          (vi) By the Company or the Parent, prior to the purchase of Shares pursuant to the Offer, if the Board of Directors of the Company, in full compliance with the provisions discussed in "No Solicitation of Transactions" above, shall have approved the execution by the Company of a definitive agreement relating to a Superior Proposal.

     Effect of Termination. In the event of the termination of the Merger Agreement pursuant to the foregoing, the Merger Agreement will then become void, and there will be no liability on the part of any party thereto, except as set forth in Sections 8.03 (Fees and Expenses) and 9.01 (Non-Survival of Representations and Warranties) of the Merger Agreement. This, however, will not relieve any party from liability for any breach of the Merger Agreement.

     Fees and Expenses.  The Merger Agreement provides that in the event that
(a) any person shall have commenced a tender or exchange offer for 25% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning 25% or more) of the then outstanding Shares or otherwise publicly announced a Competing Transaction for the direct or indirect acquisition of the Company or all or substantially all of its assets and (1) the Board of Directors of the Company does not recommend against the Competing Transaction, (2) the Offer shall have remained open for at least 20 business days, (3) the Minimum Condition shall not have been satisfied and (4) the Merger Agreement shall have been terminated; or (b) the Merger Agreement is terminated pursuant to clauses (iii)(b), (iv) or (vi) under "Termination" above; then, in any such event, the Company shall pay the Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $2,500,000, in immediately available funds.

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

     (B) THE STOCKHOLDER AGREEMENTS.

     Each of the Stockholders of the Company listed on Schedule I to the Merger Agreement, including all directors and executive officers of the Company, has entered into a Stockholder Agreement with the Parent and the Purchaser.

     Agreement to Tender. Pursuant to the Stockholder Agreements, each Stockholder will tender all Shares beneficially owned by it pursuant to the Offer within 10 business days of commencement of the Offer.

     Voting and Irrevocable Proxy. Pursuant to the Stockholder Agreements, each Stockholder will (i) vote all Shares beneficially owned by it in favor of the Merger, (ii) vote all Shares beneficially owned by it against any action or agreement that would result in a breach of any covenant or any representation or warranty or any other obligation or agreement of the Company under or pursuant to the Merger Agreement, (iii) vote all Shares beneficially owned by it against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, and (iv) without limiting the foregoing, consult with the Parent and vote all Shares beneficially owned by it in such manner as is determined by the Parent to be in compliance with this paragraph. Pursuant to the Stockholder Agreements, each Stockholder will deliver to the Parent contemporaneously with the execution of the Stockholder Agreement an Irrevocable Proxy pursuant to which each Stockholder irrevocably appoints and constitutes Wallace K. Tsuha, Jr., Jereen G. Trudell and the Parent to exercise the proxy to vote the Shares in the foregoing manner at any time until the earlier to occur of the valid termination of the Merger Agreement or the Effective Time.

     Termination. The Stockholder Agreements provide that they will terminate on the earliest to occur of (a) the date on which the Purchaser accepts for payment the Shares tendered in the Offer, so long as the Shares are so tendered and not withdrawn, (b) the Effective Time and (c) the date of the termination of the Merger Agreement in accordance with its terms. The Purchaser shall not purchase the Shares subject to the Stockholder Agreements pursuant to the Offer unless the Purchaser purchases pursuant to the Offer that number of Shares such that the Minimum Condition is satisfied.

     Certain Covenants of Stockholder. Pursuant to the Stockholder Agreements, each Stockholder agrees not to: (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares; (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (c) directly or indirectly through any agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (other than the Parent or the Purchaser) relating to any Competing Transaction, or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person (other than the Parent and the Purchaser) to do or seek any of the foregoing. Pursuant to the Stockholder Agreements, each Stockholder has agreed to cease and cause to be terminated any existing activities, discussions or negotiations by or on its behalf with any person (other than the Parent and the Purchaser) conducted prior to entering into such agreement with respect to any Competing Transaction and agreed to promptly notify the Parent following receipt of any request by any person (other than the Parent or the Purchaser) relating to any possible Competing Transaction or information concerning the Company. The Stockholder Agreements provide that the Stockholder may, solely in his or her capacity as a member of the Board of Directors of the Company, furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited proposal involving a fully-financed (as represented by such person) Competing Transaction which is made in writing by such person and which, if consummated, would provide consideration per share of Common Stock to the stockholders of the Company in excess of the Offer Price if, and only to the extent that, the Board of Directors of the Company determines in good faith, based upon the advice of SG Cowen Securities Corporation and the written advice of its counsel, that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under the DGCL.

     (C) APPRAISAL RIGHTS

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the stockholder does not vote in favor of the Merger and complies with certain statutory procedures, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Such value could be less than, equal to, or more than the Offer Price. In addition, such dissenting stockholders may be entitled to receive payment of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

     (D) RULE 13E-3

     The Commission has adopted Rule 13e-3 under the Exchange Act that is applicable to certain "going private" transactions and that may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the price per Share paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

13.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose of the Offer. The purpose of the Offer and the Merger is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The Parent will consummate the Merger as soon as practicable following the consummation of the Offer. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company and its Subsidiaries will continue without substantial change. The Parent intends to conduct a detailed review of the Company and its Subsidiaries and their assets, corporate structure, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing. The Parent reserves the right to take such actions and make such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, dividend policy, Board of Directors or management or personnel.

     Except as otherwise described in this Offer to Purchase, the Purchaser and the Parent have no current, definite plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its Subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure, present Board of Directors or management or personnel.

     The Merger Agreement provides that the directors of the Purchaser, at the effective time of the Merger, will be the initial directors of the Company after the Merger. For the potential effects of the Offer and the Merger on the listing of the Shares on Nasdaq and their registration under the Exchange Act, see
Section 7.

14.  DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that, prior to the Effective Time, without the prior written consent of the Parent, neither the Company nor any Subsidiary of the Company will directly or indirectly do, or propose to do, any of the following: (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (a) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 994,502 Shares issuable pursuant to stock options outstanding on the date of the Merger Agreement and to the issuance of shares pursuant to the Company's Employee Stock Purchase Plan) or
(b) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; or
(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock.

15.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) acceptance for payment and payment for the Shares tendered would result in a violation of any applicable material foreign antitrust or competition law, rule or regulation, or (iv) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exist:

          (a) there shall have been entered any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, which makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Parent, the Purchaser or any other affiliate of the Parent, or the consummation of any other transaction contemplated by the Merger Agreement;

          (b) there shall have occurred any Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company;

          (c) (i) the Board of Directors of the Company or any committee thereof
     (x) shall have publicly withdrawn or modified in a manner adverse to the Parent or the Purchaser the approval or recommendation of the Offer, the Merger, the Stockholder Agreements or the Merger Agreement, (y) after the Company's receipt of a proposal involving a Competing Transaction (as defined in the Merger Agreement), shall have failed to reaffirm such approval or recommendation upon request by the Parent within four business days after the Company's receipt of Parent's request or (z) shall have approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (d) there shall have been any breach of warranty by the Company in the Merger Agreement as a result of which, individually or in the aggregate, there may reasonably be expected to occur a Material Adverse Effect with respect to the Company;

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Agreement;

          (f) the Merger Agreement shall been terminated in accordance with its terms; or

          (g) the Purchaser and the Company shall have agreed (i) that the Purchaser shall terminate the Offer or (ii) that the Purchaser shall postpone the acceptance for payment of or payment for Shares thereunder which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or the Parent in whole or in part at any time and from time to time in their sole discretion. The Merger Agreement provides that the failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.  CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 16, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supernational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and the Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 16, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 15 for certain conditions to the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. No Delaware takeover statute or similar statute or regulation, including, without limitation, Section 203 the DGCL which the Company has taken all action to render inapplicable to the Transactions, imposes restrictions materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger or would, as a result of the Offer, the Merger, the Transactions or the acquisition of securities of the Company by the Parent or the Purchaser, (A) restrict or impair the ability of the Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company or the Surviving Corporation that may be acquired or controlled by the Parent or (B) entitle any stockholder to acquire securities of the Company or the Surviving Corporation on a basis not available to the Parent.

     A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Based on information supplied by the Company and its own review, the Parent and the Purchaser do not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor the Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 15.

     U.S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division

(the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to make such a filing on July 15, 1999. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, then the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its Subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger, or the sale of the Shares on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Purchaser will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

     At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, an antitrust enforcement agency in jurisdictions other than the United States could take such action under the applicable antitrust laws, if any, as it deems necessary or desirable in the public interest. Private parties may also be able to bring legal action under such antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on such antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

17.  FEES AND EXPENSES

     The Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and BankBoston, N.A., to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or the Parent has filed with the Commission the Tender Offer Statement pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                                           SSI ACQUISITION CORP.

July 14, 1999

                                   SCHEDULE I

        DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND THE PARENT

     1. GENERAL. SSI Acquisition Corp., a Delaware corporation (the "Purchaser"), is a wholly owned subsidiary of Saturn Electronics & Engineering, Inc., a Michigan corporation (the "Parent"). Information with regard to the directors and executive officers of the Parent and the Purchaser is set forth in Items 2 and 3 below, respectively. The principal address and current business address for each of the entities described in this Item 1 is c/o Saturn Electronics & Engineering, Inc., 255 Rex Boulevard, Auburn Hills, Michigan 48366.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF SATURN ELECTRONICS & ENGINEERING, INC. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is c/o Saturn Electronics & Engineering, Inc., 255 Rex Boulevard, Auburn Hills, Michigan 48326. All executive officers listed below are citizens of the United States.

                                                      POSITION WITH THE PARENT; PRINCIPAL
                                                           OCCUPATION OR EMPLOYMENT;
          NAME AND BUSINESS ADDRESS                        5-YEAR EMPLOYMENT HISTORY
          -------------------------                   -----------------------------------
Wallace K. Tsuha, Jr.                            Chief Executive Officer (1995 to present),
                                                 President (1985 to March 1995; December 1995
                                                 to present) and Chairman of the Board (1985
                                                 to present).
Donald J. Cowie                                  Chief Financial Officer, Executive Vice
                                                 President, Treasurer and Assistant Secretary
                                                 (1996 to present). Group Vice President --
                                                 OEM of International Jensen Incorporated
                                                 (1993 to 1995).
Nick Najmolhoda                                  Executive Vice President of Operations (1996
                                                 to present). Vice President of Electro
                                                 Mechanical of Parent (1995 to 1996).
                                                 Executive Vice President of Operations of
                                                 MascoTech Controls (1994 to 1995).
Gene R. Smith, Jr.                               Executive Vice President, Business Management
                                                 (1996 to present). Independent consultant
                                                 (1994 to 1996). Vice President -- Electronics
                                                 of Parent (1993 to 1994).
William T. Anderson                              Director of Parent. Vice President and
MascoTech Corporation                            Controller of MascoTech Corporation (1998 to
21001 VanBorn Road                               present). Vice President, Operational
Taylor, Michigan 48180                           Accounting of MascoTech Corporation (1994 to
                                                 1998).
David E. Cole                                    Director of Parent. Director of Office for
University of Michigan                           the Study of Automotive Transportation,
Transportation Research Institute                University of Michigan (1975 to present).
2901 Baxter
Ann Arbor, Michigan 48109
Sherman L. Cruz                                  Director of Parent. Independent consultant
970 Golfview                                     (1996 to present). Chief Financial Officer of
Rochester Hills, Michigan 48307                  Parent (1991 to 1996).

                                                      POSITION WITH THE PARENT; PRINCIPAL
                                                           OCCUPATION OR EMPLOYMENT;
          NAME AND BUSINESS ADDRESS                        5-YEAR EMPLOYMENT HISTORY
          -------------------------                   -----------------------------------
Forest J. Farmer                                 Director of Parent. Chairman and Chief
Trilium Teamologies, Inc.                        Executive Officer of The Farmer Group (1994
219 S. Main Street, Suite 300                    to present). President of Chrysler Acustar
Royal Oak, Michigan 48067                        (1988 to 1994).

Rick Inatome                                     Director of Parent. Chairman of Inacom Corp.
Inacom Corp.                                     (1991 to present).
1800 West Maple Road
Troy, Michigan 48084

     3. DIRECTORS AND EXECUTIVE OFFICERS OF SSI ACQUISITION CORP. The name of each of the directors and executive officers of the Purchaser are set forth below. The business address, present principal occupation or employment and five-year employment history of such individuals are set forth above in Item 2 of this Schedule I. All directors and executive officers listed below are citizens of the United States.

                                                      POSITION WITH SSI ACQUISITION CORP.
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME AND BUSINESS ADDRESS                        5-YEAR EMPLOYMENT HISTORY
          -------------------------                   -----------------------------------
Wallace K. Tsuha, Jr.                            Director and President.
                                                 Vice President, Treasurer and Chief Financial

Donald J. Cowie                                  Officer.

Gene R. Smith, Jr.                               Vice President.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                BANKBOSTON, N.A.

                                                                         By Overnight, Certified
     By First Class Mail:                     By Hand:                       or Express Mail:
       BankBoston, N.A.                Securities Transfer &                 BankBoston, N.A.
   ATTN: Corporate Actions            Reporting Services, Inc.           ATTN: Corporate Actions
        P.O. Box 8029                 c/o Boston EquiServe LP               150 Royall Street
    Boston, MA 02266-8029           100 William Street, Galleria             Canton, MA 02021
                                         New York, NY 10038
                                     By Facsimile Transmission:
                                  (For Eligible Institutions only)
                                        (781) 575-2233/2232
                                  For Information or Confirmation:
                                           (781) 575-3400

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent at the address and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                 Georgeson Shareholder Communications Inc. Logo

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064